Execution Copy

AGREEMENT AND PLAN OF CONSOLIDATION

                 THIS AGREEMENT AND PLAN OF CONSOLIDATION, dated as of December 23, 2004 (this “Agreement”), is between Hudson Valley Holding Corp., a New York corporation and registered bank holding company (“Hudson Valley”) and New York National Bank, a national banking association (“NYNB”).

RECITALS

                 WHEREAS, Hudson Valley desires to acquire NYNB as a wholly-owned bank subsidiary and NYNB’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of NYNB and its shareholders.

                 WHEREAS, the acquisition will be accomplished by (i) consolidating NYNB with a wholly-owned national banking association to be formed by Hudson Valley promptly following the execution of this Agreement (the “Consolidation Sub”), with NYNB as the surviving bank, and (ii) immediately following the effective time of such consolidation, merging the consolidated bank with and into a wholly-owned New York state-chartered commercial bank to be formed by Hudson Valley promptly following the execution of this Agreement (the “Merger Sub”) with the Merger Sub as the surviving bank.

                 WHEREAS, it is Hudson Valley’s and NYNB’s intention to consolidate NYNB and the Consolidation Sub in accordance with Section 215 of the National Bank Act (the “Consolidation”) and immediately following the Consolidation merge the consolidated bank with and into the Merger Sub in accordance with Section 214a of the National Bank Act and New York banking law (the “Merger”).

                 WHEREAS, at the effective time of the Consolidation the shareholders of NYNB will receive the consideration hereinafter set forth and Hudson Valley will own 100% of the consolidated bank.

                 WHEREAS, the Boards of Directors of NYNB and Hudson Valley have duly adopted and approved this Agreement and the Board of Directors of NYNB has directed that it be submitted to its shareholders for approval.

                 WHEREAS, as a condition precedent to entering into this Agreement, Hudson Valley has required that NYNB grant it an option to purchase certain authorized but unissued shares of NYNB common stock and, as a consequence, Hudson Valley and NYNB have entered into a Stock Option Agreement, dated the date hereof (the “Hudson Valley Option Agreement”).

                 NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE CONSOLIDATION AND SUBSEQUENT MERGER

                 1.1.         Formation of Subsidiary Banks.   Promptly after the execution of this Agreement, Hudson Valley shall organize the Consolidation Sub as a national association organized under the National Bank Act and the Merger Sub as a commercial bank organized under the New York Banking Law (the “Banking Law”), each with its principal offices being the offices of Hudson Valley.

                 1.2.         The Consolidation.   Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), NYNB shall be consolidated with the Consolidation Sub in accordance with Section 215 of the National Bank Act and NYNB shall be the surviving bank (the “Consolidated Bank”). Immediately following the Effective Time of the Consolidation, the Consolidated Bank shall be merged with and into the Merger Sub as provided in Section 1.10 hereof.

                 1.3.         Effect of the Consolidation.   At the Effective Time of the Consolidation, the Consolidated Bank shall be considered the same business and corporate entity as each of the Consolidation Sub and NYNB and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of the Consolidation Sub and NYNB shall vest in the Consolidated Bank and the Consolidated Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Consolidation Sub and NYNB and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Consolidated Bank. In addition, any reference to either of the Consolidation Sub or NYNB in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Consolidated Bank if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Consolidation Sub or NYNB is a party shall not be deemed to have abated or to have discontinued by reason of the Consolidation, but may be prosecuted to final judgment, order or decree in the same manner as if the Consolidation had occurred; or the Consolidated Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Consolidation Sub or NYNB if the Consolidation had not occurred.

                 1.4.         Certificate of Incorporation.   The articles of association of NYNB as it exists immediately prior to the Effective Time shall not be amended by the Consolidation, but shall continue as the articles of association of the Consolidated Bank until otherwise amended as provided by law.

                 1.5.         Bylaws.  The bylaws of NYNB as they exist immediately prior to the Effective Date shall continue as the bylaws of the Consolidated Bank until otherwise amended as provided by law.

                 1.6.         Directors and Officers.   The directors and officers of the Consolidation Sub shall become the directors and officers of the Consolidated Bank at the Effective Time.

                 1.7.         Capital Stock.   As of the Effective Time the Consolidation Sub will have capital of $5,000, divided into 1,000 shares of common stock (“Consolidation Sub Common Stock”), $5.00 par value, no surplus, and no undivided profits. As of November 30, 2004, NYNB had capital of $8,335,776, divided into 676,697 issued and outstanding shares of common stock (excluding treasury shares) (“NYNB Common Stock”), 176,937 issued and outstanding shares of preferred stock (the “NYNB Preferred Stock”), each of $5.00 par value, $4,010,633 of surplus, and $780,037 of undivided profits. At the Effective Time, the amount of capital stock of the Consolidated Bank shall be $7,451,091, divided into 1,000 shares of common stock, 176,937 shares of preferred stock, each of $5.00 par value, and the Consolidated Bank shall have a surplus of and undivided profits of $889,685 including capital reserves, which when combined with the capital and surplus of NYNB will be equal to the combined capital structures of the Consolidation Sub and NYNB as stated in the preceding two sentences, adjusted however, for earnings and dividends declared and paid by NYNB between November 30, 2004 and the Effective Time.

                 1.8.         Closing Date, Closing and Effective Time.   Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Consolidation (the “Closing”) shall take place at 10:00 a.m., at the offices of Hudson Valley, 21 Scarsdale Road, Yonkers, New York, on a date (the “Closing Date”) which shall be on the last day of the month which is ten business days following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Consolidation specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), with the exact date determined by Hudson Valley upon written notice to NYNB (the “Closing Notice”). The Consolidation shall become effective (and be consummated) at the date and time (the “Effective Time”) specified in a notice (the “Notice”) to the Office of the Comptroller of the Currency (the “OCC”) which will be filed by Hudson Valley with the approval of NYNB, which approval shall not be unreasonably withheld or delayed. Hudson Valley shall file the Notice immediately after the Closing.

                 1.9.         The Merger.   Immediately following the Effective Time, the Consolidated Bank shall be merged with and into the Merger Sub in accordance with the provisions of the Banking Law and the National Bank Act and the regulations of the Superintendent, and the Merger Sub shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of the Consolidated Bank and the Merger Sub shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Consolidated Bank and the Merger Sub and all of the property, rights, privileges, powers and franchises of each of the Consolidated Bank and the Merger Sub shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Consolidated Bank and the Merger Sub and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Merger, the certificate of incorporation and bylaws of the Merger Sub shall become the certificate of incorporation and bylaws of the Surviving Bank, the officers and employees of the Merger Sub and the officers and employees of the Consolidated Bank shall be the officers and employees of the Surviving Bank with such additions as officers as the Board of Directors of Hudson Valley shall determine, and the directors of the Consolidated Bank shall be the directors of the Surviving Bank. In connection with the execution of this Agreement, the Consolidated Bank and the Merger Sub shall execute and deliver a separate merger agreement (the “Merger Agreement”) in substantially the form of Exhibit A, annexed hereto, for delivery to the Superintendent and the OCC for approval of the Merger.

ARTICLE II

CONVERSION OF NYNB CAPITAL STOCK

                 2.1         Consideration.

                 (a)                 Except for any shares of NYNB Common Stock held in treasury and shares of NYNB Common Stock held by any shareholder validly exercising dissenters’ rights, subject to Section 2.5 hereof, each share of NYNB Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Consolidation and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive cash in an amount equal to $18.50 (the “Per Common Share Cash Consideration”).

                 (b)               Except for any shares of NYNB Preferred Stock held in treasury and shares of NYNB Preferred Stock held by any shareholder validly exercising dissenters’ rights, each share of NYNB Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Consolidation and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive either (i) one share of $5.00 par value preferred stock (the “Consolidation Sub Preferred Stock”) of the Consolidation Sub (which shall be converted into substantially identical preferred stock of the Surviving Bank in the Merger)(the “Stock Election”) or (ii) $5.00 in cash. The Consolidation Sub Preferred Stock shall have the terms and conditions set forth on Exhibit B attached hereto. Any holder of NYNB Preferred Stock making the Stock Election shall be required to execute an Investor Certificate in the form attached hereto as Exhibit C attached hereto.

                 2.2.          Exchange of Shares.

                 (a)         NYNB and Hudson Valley hereby appoint American Stock Transfer and Trust Company as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of the NYNB Common Stock and the NYNB Preferred Stock (collectively, the “NYNB Capital Stock”). As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (a “Record Holder”) of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of NYNB Capital Stock (the “Certificates”), a letter of transmittal in form mutually agreed upon by Hudson Valley and NYNB (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for the consideration as provided in Section 2.1 hereof.

                 (b)         The election required by Section 2.1(b) shall be made by the holders of the NYNB Preferred Stock by mailing to the Exchange Agent a form of election (the “Form of Election”). A Form of Election must be properly completed, signed and submitted to the Exchange Agent by the Shareholder and accompanied by all the certificates representing the shares of NYNB Preferred Stock as to which the election is being made. Hudson Valley will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The good faith decision of Hudson Valley (or the Exchange Agent) in such matters shall be conclusive and binding, provided that Hudson Valley (and the Exchange Agent) does not act unreasonably. Neither Hudson Valley nor the Exchange Agent will be under any obligation to, but Hudson Valley and the Exchange Agent may (if they choose to do so), notify any person of any defect in a Form of Election submitted to the Exchange Agent. Hudson Valley and NYNB shall each use its best efforts to mail the Form of Election to all persons who are holders of record of NYNB Preferred Stock on the record date for the Shareholders’ Meeting (as hereinafter defined) at least the date fifteen calendar days prior to the anticipated Effective Time. A Form of Election must be received by the Exchange Agent by the close of business on the third business day prior to the Closing in order to be effective. All elections will be irrevocable. Any holder of NYNB Preferred Stock who fails to file a valid election or fails to execute and deliver the Investor Certificate to Hudson Valley will be deemed to have elected to receive $5.00 in cash.

                 (c)         Except for any shares of NYNB Common Stock or NYNB Preferred Stock held by any shareholder validly exercising dissenters’ rights (“Dissenting Shares”), upon surrender of the Certificates for exchange to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holders shall be entitled to promptly receive in exchange for such Certificates the consideration as provided in Section 2.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by Hudson Valley. Notwithstanding the time of surrender of the Certificates, holders of NYNB Preferred Stock shall be deemed shareholders of the Consolidated Bank for all purposes from the Effective Time, except that the Consolidated Bank shall withhold the payment of dividends from any such shareholder until such shareholder effects the exchange of Certificates for the Consolidation Sub Preferred Stock. (Such shareholder shall receive such withheld dividends, without interest, upon effecting the share exchange.)

                 (d)        After the Effective Time, there shall be no transfers on the stock transfer books of NYNB of the shares of NYNB Capital Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

                2.3.                               Cancelled Shares.   Each share of NYNB Capital Stock which is held by NYNB as treasury stock shall be canceled and retired at the Effective Time.

                 2.4.         Consolidation Sub Shares.   The shares of Consolidation Sub Common Stock outstanding at the Effective Time shall become the outstanding common stock of the Consolidated Bank.

                 2.5.         Adjustment to Per Common Share Cash Consideration.

                 (a)        Immediately following the receipt by the parties of regulatory approvals with respect to the Consolidation and the Merger, Hudson Valley shall have the opportunity to examine the books and records of NYNB and as soon as possible thereafter shall deliver to NYNB a written report (the “Closing Statement”) setting forth the calculations of the Shareholders’ Equity of NYNB. “Shareholders’ Equity” means the shareholders’ equity of NYNB as of the month ending prior to the Closing Date (the “Equity Date”) prepared in accordance with GAAP (as such term is defined in Section 3.4) applied on a basis consistent with the preparation of the NYNB Financial Statements (as such term is defined in Section 3.4); provided, however, that in determining the Shareholders’ Equity of NYNB, no effect will be given to (i) any adjustments otherwise required under SFAS 115 or (ii) the tax deductions, if any, for the payment of the fees and expenses of the Investment Banker or the legal fees and expenses incurred by NYNB in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Shareholders’ Equity as of the Equity Date shall be determined after accruing through the Closing Date the following fees and expenses whether or not then payable: (i) professional fees and expenses, including, without limitation, the fees and expenses of legal counsel and independent public accountants, incurred in connection with this Agreement, (ii) legal fees and expenses incurred by the board of directors of NYNB in connection with any investigation or enforcement action by the OCC with respect to NYNB or the board, (iii) the fees and expenses of the Investment Banker (as such term is defined in Section 3.5 hereof), (iv) printing fees and expenses incurred by NYNB in connection with this Agreement, (v) all Taxes (as such term is defined in Section 3.8), including, without limitation, any and all Taxes or penalties due and owing to the New York State Sales and Use Tax Audit conducted by the New York State Department with regard to the period from March 1, 2001 to February 29, 2004, (vi) the costs (including actual costs and estimated costs) of upgrading or replacing NYNB’s Automatic Teller Machines in order to comply with regulatory requirements, (vii) any payments to Serafin Mariel, the President of NYNB (“Mariel”), in consideration of the termination of Mariel’s Employment Agreement (as such term is hereinafter defined) or otherwise paid to Mariel in connection with the consummation of the transactions contemplated by this Agreement, and (ix) except as contemplated by this Agreement, any payments to any other employee of NYNB in connection with the consummation of the transactions contemplated by this Agreement.

                 (b)        If NYNB objects to the calculation of Shareholders’ Equity, NYNB shall, within three days after delivery of the Closing Statement, deliver a written notice (the “Disputed Items Notice”) to Hudson Valley specifying in detail the basis for such objection and setting forth NYNB’s computation of the items in dispute (each, a “Disputed Item”). Hudson Valley and NYNB shall promptly attempt to resolve the Disputed Items and agree upon the Shareholders’ Equity.

                 (c)        If NYNB shall not have delivered a Disputed Items Notice to Hudson Valley within three days after delivery of the Closing Statement or prior thereto, NYNB shall be deemed to have accepted by written notice to Hudson Valley the calculation of Shareholders’ Equity; such calculation shall be conclusively presumed to be true and correct in all respects and shall be binding upon the parties hereto and may not be disputed by any party in any forum or by any means, and shall hereinafter be referred to as the “Final Calculation.”

                 (d)         To the extent that the Shareholders’ Equity agreed to (or deemed agreed to) by the parties in the Final Calculation is less than $7,560,000, the amount of such deficiency shall be defined as the “Deficit.” In the event there is a Deficit, the Per Common Share Cash Consideration shall be reduced by an amount equal to the Deficit divided by the number of shares of NYNB Common Stock issued and outstanding as of the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NYNB

                 References herein to “NYNB Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by NYNB to Hudson Valley or will be delivered pursuant to Section 5.11 by NYNB to Hudson Valley. NYNB hereby represents and warrants to Hudson Valley as follows:

                 3.1.         Corporate Organization.   NYNB is a national banking association the deposits of which are insured by the Bank Insurance Fund (“BIF”) of the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law. NYNB is duly organized, validly existing and in good standing under the laws of the United States of America. NYNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of NYNB. The NYNB Disclosure Schedule sets forth true and complete copies of the Articles of Association and Bylaws (such documents or similar governing documents for an entity are referred to herein as the entity’s “Charter Documents”) of NYNB as in effect on the date hereof. NYNB does not own or control, directly or indirectly, any Subsidiary and owns no real estate, except real estate used for its banking premises and except for real estate in foreclosure with a fair market value of less than $500,000. The term “Subsidiary”, when used in this Agreement with respect to NYNB, means any corporation, joint venture, association, partnership, trust or other entity in which NYNB owns, directly or indirectly, at least a 50 percent voting interest in electing the Board of Directors or others performing similar functions with respect to such entity or acts as a managing member or general partner.

                 3.2.         Capitalization.  The authorized capital stock of NYNB consists of 4,000,000 shares of NYNB Common Stock and 450,000 shares NYNB Preferred Stock. As of the date hereof, there were 676,697 shares of NYNB Common Stock issued and outstanding, and 176,937 shares of NYNB Preferred Stock issued and outstanding, and no shares of NYNB Common Stock and no shares of NYNB Preferred Stock issued and held in the treasury. All issued and outstanding shares of NYNB Common Stock and NYNB Preferred Stock are fully paid and nonassessable. Except for the Hudson Valley Option Agreement, NYNB does not have or is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of NYNB or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                 3.3.         Authority; No Violation.

                 (a)        Subject to the approval of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby by the shareholders of NYNB, and subject to the parties obtaining all necessary regulatory approvals, NYNB has full corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby in accordance with the terms of each such agreement. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of NYNB. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of NYNB are necessary to consummate the transactions contemplated hereby and by the Merger Agreement. This Agreement and the Merger Agreement have each been duly and validly executed and delivered by NYNB, and each constitutes valid and binding obligations of NYNB, enforceable against NYNB in accordance with their respective terms.

                 (b)        Neither the execution and delivery of this Agreement or the Merger Agreement by NYNB, nor the consummation by NYNB of the transactions contemplated hereby and thereby in accordance with the terms of each such agreement, or compliance by NYNB with any of the terms or provisions of either such agreement, will (i) violate any provision of NYNB’s Charter Documents, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NYNB or any of their respective properties or assets, or (iii) except as set forth in the NYNB Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NYNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NYNB is a party, or by which it or its properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of NYNB, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to Superintendent, the OCC, the FDIC, the Board of Governors of the Federal Reserve System (the “FRB”), and the shareholders of NYNB, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of NYNB in connection with (x) the execution and delivery by NYNB of this Agreement, (y) the consummation by NYNB of the transactions contemplated hereby and (z) the execution and delivery by NYNB of the Merger Agreement and the consummation by NYNB of the transactions contemplated thereby.

                 3.4.         Financial Statements.

                 (a)        The NYNB Disclosure Schedule sets forth copies of the statements of condition of NYNB as of December 31, 2003, 2002 and 2001, and the related statements of income, stockholders’ equity and cash flows for the periods ended December 31 in each of the three years 2001 through 2003, in each case accompanied by the audit report of Holtz Rubenstein & Co., LLP, independent public accountants with respect to NYNB, and the unaudited statements of condition of NYNB as of September 30, 2004 and related unaudited statements of income, changes in stockholders’ equity and cash flows for the three- and nine- month periods then ended (collectively, the “NYNB Financial Statements”). The NYNB Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, and fairly present the financial condition of NYNB as of the respective dates set forth therein, and the related statements of income, stockholders’ equity and cash flows fairly present the results of the operations, stockholders’ equity and cash flows of NYNB for the respective periods set forth therein.

                 (b)        The books and records of NYNB have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                 (c)         Except as and to the extent reflected, disclosed or reserved against in the NYNB Financial Statements (including the notes thereto), as of September 30, 2004 NYNB did not have any liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of NYNB and which are required by GAAP to be disclosed in the NYNB Financial Statements. Since September 30, 2004 and to the date hereof, NYNB has not incurred any material liabilities except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.

                 (d)        The NYNB Disclosure Schedule lists, and NYNB has delivered to Hudson Valley, copies of the documentation creating or governing, all “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the Securities and Exchange Commission (the “SEC”)) effected by NYNB.

                (e)                        Holtz Rubenstein & Co., LLP which has expressed its opinion with respect to the financial statements of NYNB is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 “SOX”)), (y) “independent” with respect to NYNB within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. The NYNB Disclosure Schedulelists all non-audit services performed by Holtz Rubenstein & Co., LLP for NYNB since January 1, 2001.

                 (f)        NYNB maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of NYNB and to maintain accountability for NYNB’s assets; (iii) access to NYNB’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of NYNB’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

                 3.5.         Brokerage Fees; Financial Advisor.   Other than Advest, Inc. (the “Investment Banker”), neither NYNB nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement. Copies of NYNB’s agreements with the Investment Banker are set forth in the NYNB Disclosure Schedule. The Investment Banker has delivered to NYNB its written opinion with respect to the fairness, from a financial point of view, of the Per Common Share Cash Consideration to the holders of NYNB Common Stock in the Consolidation. Other than pursuant to the agreement with the Investment Banker, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by NYNB.

                 3.6.         Absence of Certain Changes or Events.

                 (a)        Except as set forth in the NYNB Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of NYNB since September 30, 2004 and to NYNB’s knowledge, no facts or conditions exist which NYNB believes will cause or is likely to cause such a material adverse change in the future.

                 (b)        Except as set forth in the NYNB Disclosure Schedule, NYNB has not taken or permitted any of the actions set forth in Section 5.2 hereof between September 30, 2004 and the date hereof and NYNB has conducted its business only in the ordinary course, consistent with past practice.

                 3.7.         Legal Proceedings.   Except as disclosed in the NYNB Disclosure Schedule, NYNB is not a party to any, and there are no pending or, to NYNB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against NYNB. Except as disclosed in the NYNB Disclosure Schedule, NYNB is not party to any order, judgment or decree entered against NYNB in any lawsuit or proceeding.

                 3.8.         Taxes and Tax Returns.

                 (a)        NYNB has timely filed (and until the Effective Time will so file) all Returns required to be filed by it in respect of any Taxes (which such Returns which have already been filed were and continue to be, true, correct and complete in all material respects and which such Returns which will be filed will be true, correct and complete in all material respects when filed) and, except as set forth on NYNB Disclosure Schedule, each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to Hudson Valley in writing). NYNB has established (and until the Effective Time will establish) on its books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of NYNB or any Subsidiary through such date, which reserves are adequate for such purposes. Except as set forth in NYNB Disclosure Schedule, the federal income tax Returns of NYNB have been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in NYNB Disclosure Schedule, the applicable state income and local tax returns of NYNB have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To NYNB’s knowledge, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon NYNB, nor has NYNB given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

                 (b)        Except as set forth in NYNB Disclosure Schedule, NYNB (i) has not requested any extension of time within which to file any tax Return which Return has not since been filed; (ii) is not a party to any agreement providing for the allocation or sharing of taxes; (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of a voluntary change in accounting method initiated by NYNB (nor does NYNB have any knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has not been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include only NYNB) provided for under the laws of the United States, any foreign jurisdiction or any state or locality; (v) has not participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301.6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (vi) is not a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by NYNB of any “excess parachute payments” within the meaning of Section 280G of the Code; and/or (vii) has not received any claim by a Governmental Entity in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

                 (c)        Except as set forth in NYNB Disclosure Schedule, (i) NYNB has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable laws; and (ii) NYNB has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law.

                 (d)        NYNB has made available to Hudson Valley correct and complete copies of: (i) all material Returns filed within the past three years by NYNB; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to Taxes due from or with respect to NYNB; and (iii) any closing letters or agreements entered into by NYNB with any Governmental Entities within the past five years with respect to Taxes.

                 (e)        For purposes of this Agreement, the terms: (i) “Tax” or “Taxes” means: (A) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and other recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign, including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis and such term shall include any interest, fines penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (B) any liability for the payment of any amounts described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (C) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (A) or (B); (ii) “Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, which is required to be filed with a Governmental Entity; and (iii) “Governmental Entity” means any (A) Federal, state, local, municipal or foreign government, (B) governmental, quasi-governmental authority (including any governmental agency, commission, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (C) any self-regulatory organization, administrative or regulatory agency, commission or authority.

                 3.9.         Employee Benefit Plans.

                 (a)        Except as disclosed in the NYNB Disclosure Schedule, NYNB does not maintain or contribute to any “employee pension benefit plan”, within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “NYNB Pension Plans”), “employee welfare benefit plan”, within the meaning of Section 3(1) of ERISA (the “NYNB Welfare Plans”), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. NYNB has not, since September 2, 1974, contributed to any “Multiemployer Plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

                 (b)        NYNB has delivered to Hudson Valley in the NYNB Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the NYNB Pension Plans and NYNB Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; (v) most recent annual report on Form 5500, if any, and (vi) with respect to any NYNB Pension Plan that is an employee stock ownership plan, all documents relating to any outstanding loans made to such plan.

                 (c)        The present value of all accrued benefits both vested and non-vested under each of the NYNB Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such NYNB Pension Plan’s actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To NYNB’s knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                 (d)        During the last six years, the Pension Benefit Guaranty Corporation (the “PBGC”) has not asserted any claim for liability against NYNB which has not been paid in full.

                 (e)        All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each NYNB Pension Plan have been paid. All contributions required to be made to each NYNB Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of NYNB which have not been paid have been properly recorded on the books of NYNB.

                 (f)        Except as disclosed on the NYNB Disclosure Schedule, each of the NYNB Pension Plans, the NYNB Welfare Plans and each other plan and arrangement identified on the NYNB Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter, which takes into account the Tax Reform Act of 1986 and (to the extent it mandates currently applicable requirements) subsequent legislation, with respect to each of the NYNB Pension Plans and no fact or circumstance exists which could lead to disqualification of any such plan.

                 (g)        To NYNB’s knowledge, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the NYNB Welfare Plans or NYNB Pension Plans.

                 (h)        No NYNB Pension Plan or any trust created thereunder has been terminated, nor have there been any “reportable events”, within the meaning of Section 4034(b) of ERISA, with respect to any of the NYNB Pension Plans.

                 (i)        No “accumulated funding deficiency”, within the meaning of Section 412 of the Code, has been incurred with respect to any of the NYNB Pension Plans.

                 (j)        There are no pending, or, to NYNB’s knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the NYNB Pension Plans or the NYNB Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the NYNB Disclosure Schedule.

                 (k)        Except as disclosed in the NYNB Disclosure Schedule, no NYNB Pension or NYNB Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any NYNB Pension Plan.

                 (l)        Except with respect to customary health, life and disability benefits or as disclosed in the NYNB Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the NYNB Financial Statements and established under GAAP, or otherwise noted on such financial statements.

                 (m)        With respect to each NYNB Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of NYNB as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to or at the Effective Time.

                 (n)        Except as may hereafter be expressly agreed to by Hudson Valley in writing or as disclosed on the NYNB Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of NYNB to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount of any compensation or benefits due to any current employee or former employee under any NYNB Pension Plan or NYNB Welfare Plan.

                 (o)        Except for the NYNB Pension Plans and the NYNB Welfare Plans, and except as set forth on the NYNB Disclosure Schedule, NYNB has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of NYNB or any predecessor of any of them. The NYNB Disclosure Schedule sets forth (or lists, if previously delivered to Hudson Valley with respect to such items and any supplemental retirement plan or arrangement): (i) true and complete copies of the deferred compensation agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

                 (p)        Except as set forth in the NYNB Disclosure Schedule, NYNB does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The NYNB Disclosure Schedule lists each such insurance policy and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To NYNB’s knowledge, neither NYNB nor any NYNB Pension Plan or NYNB Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding. With respect to any deferred compensation plan within the meaning set forth in Section 409A of the Code, NYNB has not amended or modified such plan on or after October 4, 2004.

                 (q)        Except as set forth in the NYNB Disclosure Schedule, NYNB does not maintain any retirement plan for directors. The NYNB Disclosure Schedule sets forth the complete documentation and actuarial evaluation of any such plan.

                 3.10.         Reports.   Except as set forth in the NYNB Disclosure Schedule, NYNB has, since January 1, 2001, duly filed with the OCC in correct form all documentation required to be filed under applicable laws and regulations, and NYNB promptly will deliver or make available to Hudson Valley accurate and complete copies of such documentation. The NYNB Disclosure Schedule lists all examinations of NYNB conducted by the OCC since January 1, 2001 and the dates of any responses thereto submitted by NYNB.

                 3.11.         Compliance with Applicable Law.

                 (a)        Except as set forth in the NYNB Disclosure Schedule, NYNB holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local Governmental Entity relating to NYNB, including, without limitation, consumer, community and fair lending laws (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of NYNB) and NYNB has not received notice of violation of, and NYNB does not know of any violations of, any of the above.

                 (b)        Without limiting the foregoing, to NYNB’s knowledge (i) NYNB has complied in all material respects with the Community Reinvestment Act (“CRA”) and (ii) no person or group has valid grounds to object to the consummation of this Consolidation due to the CRA performance of or rating of NYNB. Except as listed on the NYNB Disclosure Schedule to NYNB’s knowledge, no person or group has adversely commented upon NYNB’s CRA performance.

                 (c)        NYNB has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of NYNB.

                 3.13.         Certain Contracts.

                 (a)        Except as disclosed in the NYNB Disclosure Schedule, (i) NYNB is not a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants, including, without limitation, any change-in-control or severance agreements and (ii) the consummation of the transactions contemplated by this Agreement or the Merger Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from NYNB to any officer, employee, director or consultant thereof. The NYNB Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors, or consultants to which NYNB is a party.

                 (b)        Except as disclosed in the NYNB Disclosure Schedule (i) as of the date of this Agreement, NYNB is not a party to or bound by any commitment, agreement or other instrument which contemplates the payment by NYNB of amounts in excess of $100,000, or which has a term extending beyond September 30, 2005 and cannot be terminated by NYNB without consent of the other party thereto, (ii) no commitment, agreement or other instrument to which NYNB is a party or by which it is bound limits the freedom of NYNB to compete in any line of business or with any person, and (iii) NYNB is not a party to any collective bargaining agreement.

                 (c)        Except as disclosed in the NYNB Disclosure Schedule, neither NYNB nor, to NYNB’s knowledge, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which NYNB is or will be the creditor) or arrangement.

                 3.14.         Properties and Insurance.

                 (a)        NYNB has good, and as to owned real property marketable, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in NYNB’s balance sheet as of September 30, 2004, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 2004 either (A) to third parties in arm’s length transactions or (B) to insiders or to directors or officers of NYNB pursuant to the approval of the board of directors of NYNB and for fair value), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of NYNB taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Hudson Valley prior to the date hereof. NYNB as lessees has the right under valid and subsisting leases to occupy, use, possess and control all property leased by it in all material respects as presently occupied, used, possessed and controlled by it. The NYNB Disclosure Schedule lists all leases pursuant to which NYNB occupies any real property and for each such lease lists annual base rentals, annual add-ons for taxes, maintenance and the like, the annual increases to the end of the lease, the expiration date and any option terms.

                 (b)        The NYNB Disclosure Schedule lists all policies of insurance covering business operations and all insurable properties and assets of NYNB showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, NYNB has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                 3.15.         Minute Books.   The minute books of NYNB contain records that are accurate in all material respects of all meetings and other corporate action held of its shareholders and Boards of Directors (including committees of its Boards of Directors).

                 3.16.         Environmental Matters.   Except as set forth in the NYNB Disclosure Schedule:

                 (a)        NYNB has not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that NYNB (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of NYNB. NYNB has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by NYNB, as OREO or otherwise, or owned or controlled by NYNB as a trustee or fiduciary (collectively, the “Properties”), in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

                 (b)        NYNB has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of NYNB.

                 (c)        To NYNB’s knowledge, except as set forth in the NYNB Disclosure Schedule, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by NYNB.

                 3.17.         Reserves.  As of the date hereof, the reserve for loan and lease losses in the NYNB Financial Statements is adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

                 3.18.         Agreements with Bank Regulators.   Except as set forth on the NYNB Disclosure Schedule, NYNB is not a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has NYNB been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

                 3.19.        Disclosure Controls and Procedures.   Except as set forth in the NYNB Disclosure Schedule, since December 31, 2002 NYNB has had in place disclosure controls and procedures reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by NYNB in the reports that it files or submits to the OCC recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms of the OCC, and that such information is accumulated and communicated to NYNB’s management as appropriate to allow timely decisions regarding required disclosure. NYNB maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the NYNB Disclosure Schedule, none of NYNB’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of NYNB or its accountants.

                 3.20.         Indemnification.  Except as set forth in the NYNB Disclosure Schedule, since January 1, 2001, no director, officer or other person entitled to receive indemnification under the Charter Documents of NYNB, has made a claim for indemnification or advancement of expenses, and, to the knowledge of NYNB after reasonable investigation, no such person is contemplating or has threatened to make any such claim.

                 3.21.         Disclosure.  No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUDSON VALLEY

                 References herein to the “Hudson Valley Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Hudson Valley to NYNB or will be delivered pursuant to Section 5.11 by Hudson Valley to NYNB. Hudson Valley hereby represents and warrants to NYNB as follows:

                 4.1.         Corporate Organization.

                 (a)         Hudson Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New York. Hudson Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Hudson Valley and its Subsidiaries (as defined below) on a consolidated basis. Hudson Valley is registered as a bank holding company under the Bank Holding Company Act of 1956 (the “BHCA”).

                 (b)        All of the Subsidiaries of Hudson Valley are listed in the Hudson Valley Disclosure Schedule.   The term “Subsidiary” when used in this Agreement with reference to Hudson Valley, means any corporation, joint venture, association, partnership, trust or other entity in which Hudson Valley has, directly or indirectly, at least a 50% interest or acts as a general partner. Each Subsidiary of Hudson Valley is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. At the Effective Time, the Consolidation Sub will be a national banking association organized under the laws of the United States and the Merger Sub will be a commercial bank organized under the laws of the State of New York. HVB is a commercial bank organized under the laws of the State of New York whose deposits are insured by the BIF of the FDIC to the fullest extent permitted by law. Each Subsidiary of Hudson Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Hudson Valley and its Subsidiaries on a consolidated basis.

                 4.2.         Capitalization.  All issued and outstanding shares of Hudson Valley Common Stock, and all issued and outstanding shares of capital stock of Hudson Valley’s Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Hudson Valley’s Subsidiaries are owned by Hudson Valley directly or indirectly free and clear of any liens, encumbrances, charges, restrictions or rights of third parties, except as listed in the Hudson Valley Disclosure Schedule. Except for the options and stock appreciation rights referred to above under the Hudson Valley Option Plans, neither Hudson Valley nor any of Hudson Valley’s Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Hudson Valley or Hudson Valley’s Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                 4.3.         Authority; No Violation.

                 (a)       Hudson Valley has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Hudson Valley. The execution and delivery of the Merger Agreement has been duly and validly approved by the Board of Directors of Hudson Valley. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Hudson Valley are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hudson Valley and constitutes a valid and binding obligation of Hudson Valley, enforceable against Hudson Valley in accordance with its terms.

                 (b)        Neither the execution or delivery of this Agreement nor the consummation by Hudson Valley of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Charter Documents of Hudson Valley, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Hudson Valley or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Hudson Valley under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Hudson Valley is a party, or by which Hudson Valley or any of its properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Hudson Valley and Hudson Valley’s Subsidiaries on a consolidated basis, or the ability of Hudson Valley to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Superintendent, the OCC, the FDIC, the FRB and the shareholders of NYNB, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Hudson Valley in connection with (x) the execution and delivery by Hudson Valley of this Agreement, (y) the consummation by Hudson Valley and the Consolidation Sub of the Consolidation and the other transactions contemplated hereby and (z) the execution and delivery by the Merger Sub of the Merger Agreement and the consummation by the Merger Sub of the Merger and other transactions contemplated thereby.

                 4.4.         Financial Statements.

                 (a)        Hudson Valley’s Annual Reports on form 10-K filed with the SEC under the Securities Exchange Act of 1934 (the “1934 Act”) and available on the SEC’s EDGAR system set forth the consolidated statements of financial condition of Hudson Valley as of December 31, 2003, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for the periods ended December 31 in each of the three years 2001 through 2003, in each case accompanied by the audit report Hudson Valley’s independent public accountants, and Hudson Valley’s Quarterly Reports on Form 10-Q filed with the SEC under the 1934 Act and available on the SEC’s EDGAR system set forth the unaudited consolidated statements of condition of Hudson Valley as of September 30, 2004 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three- and nine- month periods then ended as reported in Hudson Valley’s Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the “Hudson Valley Financial Statements”). The Hudson Valley Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present the consolidated financial position of Hudson Valley as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders’ equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders’ equity and of cash flows of Hudson Valley for the respective fiscal periods set forth therein.

                 (b)        The books and records of Hudson Valley and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                 (c)        Except as and to the extent reflected, disclosed or reserved against in the Hudson Valley Financial Statements (including the notes thereto), as of September 30, 2004 neither Hudson Valley nor any of its Subsidiaries had or has, as the case may be, any material obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Hudson Valley or any of its Subsidiaries which are required by GAAP to be disclosed in the Hudson Valley Financial Statements. Since September 30, 2004, neither Hudson Valley nor any of its Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with prudent banking practice.

                 4.5.         Brokerage Fees.   Except for fees to be paid to MG Advisors, Inc., neither Hudson Valley nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

                 4.6.         Absence of Certain Changes or Events.   There has not been any material adverse change in the business, operations, assets or financial condition of Hudson Valley and Hudson Valley’s Subsidiaries on a consolidated basis since September 30, 2004 and to Hudson Valley’s knowledge, no fact or condition exists which Hudson Valley believes will cause or is likely to cause such a material adverse change in the future.

                 4.7.         Capital Adequacy.   As of the date of this Agreement Hudson Valley has, and at the Effective Time, after taking into effect the Consolidation and the transactions contemplated hereunder, Hudson Valley will have, sufficient capital to satisfy all applicable regulatory capital requirements.

                 4.8.         Legal Proceedings.   Except as disclosed in the Hudson Valley Disclosure Schedule, neither Hudson Valley nor its Subsidiaries is a party to any, and there are no pending or, to Hudson Valley’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Hudson Valley or any of its Subsidiaries which, if decided adversely to Hudson Valley, or any of its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of Hudson Valley and its Subsidiaries on a consolidated basis. Except as disclosed in the Hudson Valley Disclosure Schedule, neither Hudson Valley nor any of Hudson Valley’s Subsidiaries is a party to any order, judgment or decree entered against Hudson Valley or any such Subsidiary in any lawsuit or proceeding which would have a material adverse effect on the business, operations, assets or financial condition of Hudson Valley and its Subsidiaries on a consolidated basis.

                4.9.                       Minute Books. The minute books of Hudson Valley and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

                4.10.                       Reserves. As of the date hereof, the reserve for loan and lease losses in the Hudson Valley Financial Statements is, to Hudson Valley’s knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

                4.11.                       Agreements with Bank Regulators. Neither Hudson Valley nor any Hudson Valley Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Hudson Valley been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to NYNB by Hudson Valley prior to the date of this Agreement. Neither the Consolidation Sub nor any Hudson Valley Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to NYNB by Hudson Valley prior to the date of this Agreement.

                4.12.                       Disclosures. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                4.13.                       Regulatory Approvals. Hudson Valley has not agreed to take any action, has no knowledge of any fact related to Hudson Valley or any Subsidiary and has not agreed to any circumstance that would materially impede or delay receipt of any regulatory approval referred to in this Agreement including matters relating to the Community Reinvestment Act.

ARTICLE V

COVENANTS OF THE PARTIES

                5.1.                       Conduct of the Business of NYNB. During the period from the date of this Agreement to the Effective Time, NYNB shall conduct its business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of Hudson Valley. NYNB also shall use its best efforts to (i) preserve its business organization intact, (ii) keep available to itself the present services of its employees, provided that NYNB shall not be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement, and (iii) preserve for itself and Hudson Valley the goodwill of its customers and others with whom business relationships exist.

                 5.2.         Negative Covenants and Dividend Covenants.

                 (a)        NYNB agrees that from the date hereof to the Effective Time, except as otherwise approved by Hudson Valley in writing or as permitted or required by this Agreement, it will not:

         (i)        change any provision of its Charter Documents;

                 (ii)        except for the issuance of NYNB Common Stock pursuant to the present terms of the Hudson Valley Option Agreement and as disclosed in the NYNB Disclosure Schedule, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of NYNB or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                 (iii)         grant any severance or termination pay (other than pursuant to policies of NYNB in effect on the date hereof and disclosed in the NYNB Disclosure Schedule or as agreed to by Hudson Valley in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in salary, bonus, compensation or benefits to its directors, officers or employees;

                 (iv)         sell or dispose of any substantial amount of assets or incur any liabilities in excess of $5,000 (other than deposits in the ordinary course of business consistent with past practice), borrow any money (regardless of amount) with a repayment term of greater than 12 months or assume any brokered deposits, except in connection with the transactions contemplated by this Agreement;

                 (v)         make any capital expenditures in excess of $5,000 in the aggregate other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to Hudson Valley, except as set forth in Section 5.2 of the NYNB Disclosure Schedule;

                 (vi)         file any applications or make any contract with respect to branching or site location or relocation, including, without limitation, leases or lease amendments for new or existing branch or office locations;

                 (vii)        agree to acquire in any manner whatsoever (other than to realize upon on collateral for a defaulted loan) any business or entity or make any new investments in securities other than investments in government, municipal or agency bonds having a final maturity of less than one year;

                 (viii)         make any material change in its accounting methods or practices, other than changes required in accordance with GAAP;

                 (ix)         take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied;

                 (x)         make or commit to make any new loan or other extension of credit in an amount of $50,000 or more, renew any existing loan or other extension of credit in an amount of $50,000 or more, or increase by $50,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers except such loan initiations, renewals or increases that are committed as of the date of this Agreement and identified on the NYNB Disclosure Schedule;

                 (xi)        enter into any contract, understanding or other obligation (either oral or written) with any third party service provider with a term of greater than six months or which calls for payments by NYNB of amounts in excess of $5,000;

                 (xii)        amend or modify any deferred compensation plan within the meaning of Section 409A of the Code; or

                 (xiii)        agree to do any of the foregoing.

                 (b)       Hudson Valley agrees that from the date hereof to the Effective Time, except as otherwise approved by NYNB in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in Article IV of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied.

                 (c)         NYNB agrees that from the date hereof to the Effective Time, it will take any and all actions reasonably requested of it by Hudson Valley regarding NYNB’s Employee Stock Ownership Plan, including, without limitation, implementation of the termination thereof.

                 5.3.         No Solicitation.   So long as this Agreement remains in effect, NYNB shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Hudson Valley) concerning any merger or consolidation or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving NYNB (an “Acquisition Transaction”). Notwithstanding the foregoing, NYNB may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of NYNB, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. NYNB shall promptly communicate to Hudson Valley the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                 5.4.         Current Information.

                 (a)        During the period from the date of this Agreement to the Effective Time, Hudson Valley will cause one or more of its designated representatives to be present at NYNB executive offices and/or branches in order that such representatives may (i) confer on a daily basis with employees and senior management of NYNB regarding NYNB’s business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein, (ii) access NYNB’s properties, information and records in accordance with Section 5.5 hereof, and (iii) ensure compliance with Section 5.2(a) hereof. Without limiting the foregoing, NYNB will send to Hudson Valley a monthly list of each new loan or extension of credit, and each renewal of an existing loan or extension of credit, in excess of $10,000, made during such month, and provide Hudson Valley with a copy of the loan offering for any such loan, extension of credit, or renewal upon request. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, NYNB will deliver to Hudson Valley NYNB’s call reports filed with the OCC, and as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year Hudson Valley will deliver to NYNB its Annual Reports as filed on Form 10-K with the SEC under the 1934 Act.

                 (b)        During the period from the date of this Agreement to the Effective Time, NYNB shall, to the extent practicable, give Hudson Valley at least five days prior notice of any meeting, whether in person or by telephone conference, between directors, officers, employees or consultants of NYNB and representatives of the OCC, and one or more designated representatives from Hudson Valley shall have the opportunity to be present at such meeting unless the OCC objects to the presence of such Hudson Valley representatives; provided, however, that representatives of Hudson Valley shall not be entitled to be present at or participate in any meeting, or any portion of any meeting, during which the transactions contemplated by this Agreement are discussed, unless NYNB consents, in its discretion, to such participation.

                 5.5.         Access to Properties and Records; Confidentiality.

                 (a)        NYNB shall permit Hudson Valley and its representatives, and Hudson Valley shall permit NYNB and its representatives, accompanied by an officer of the respective party, reasonable access to their respective properties, and shall disclose and make available to Hudson Valley and its representatives or NYNB and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, Charter Documents, material contracts and agreements, filings with any regulatory authority, independent auditors’ work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Hudson Valley and its representatives or NYNB and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                (b)                        All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Consolidation contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Consolidation contemplated hereby and, if such Consolidation shall not occur, each party and each party’s advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Consolidation contemplated hereby is abandoned, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Consolidation is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                (c)                        Without limiting the rights provided under Section 5.5(a), Hudson Valley shall have the right to conduct at its sole expense a full and complete acquisition audit and to perform such due diligence as it deems appropriate, using its own officers and employees or third parties, for purposes of determining whether there is a material breach of any representation or warranty hereunder or a material adverse change in the business or financial condition of NYNB. Such acquisition audit or due diligence shall not be limited or restricted by virtue of any audit or due diligence performed before the date hereof or for any other reason.

                 5.6.         Regulatory Matters.

                (a)                        The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Merger Agreement as soon as possible, including, without limitation, those required by the Superintendent, the OCC, the FDIC and the FRB. The parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement and the Merger Agreement. Hudson Valley shall use its best efforts to cause its application to the OCC (with respect to the Consolidation) and Superintendent (with respect to the Merger) to be filed within 45 days of the date hereof. NYNB shall deliver to Hudson Valley within 10 days of the date hereof all information necessary to complete such application based on requests from Hudson Valley. Hudson Valley shall provide to NYNB drafts of all filings and applications referred to in this Section 5.6(a) and shall give NYNB the opportunity to comment thereon prior to their filing.

                 (b)        During the period between the date hereof and the Effective Time (the “Contract Period”), subject to Section 5.5, each of the parties will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any Governmental Entity in respect of the applications or notices seeking approval for the transactions contemplated hereby and by the Merger Agreement.

                 (c)        Notwithstanding that NYNB believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, NYNB recognizes that Hudson Valley may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). During the Contract Period and in order to formulate the plan of integration for the Consolidation and the Merger, NYNB and Hudson Valley shall consult and cooperate with each other with respect to (i) conforming to the extent appropriate, based upon such consultation, NYNB’s loan, accrual and reserve policies and NYNB’s other policies and procedures regarding applicable regulatory matters to those policies of Hudson Valley as Hudson Valley may reasonably identify to NYNB from time to time, (ii) new extensions of credit by Hudson Valley where the aggregate exposure exceeds $1,000,000, and (iii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of NYNB to the extent appropriate; provided that any required change in NYNB’s practices in connection with the matters described in clause (i) or (iii) above need not be effected (A) more than five days prior to the Effective Time and (B) unless and until all necessary regulatory, governmental and shareholder approvals and consents have been received, all statutory waiting periods in respect thereof have expired, and Hudson Valley agrees in writing that all conditions precedent to the Closing have occurred (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). No accrual, reserve or other action taken, made, or failed to be made or taken, by NYNB pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Article VII hereof.

                 5.7.         Approval of Shareholders.   NYNB will (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of NYNB (such meeting or any adjournment thereof, the “Shareholders Meeting”) for the purpose of securing the approval of this Agreement and the Merger Agreement, in accordance with the NYNB Charter Documents and the National Bank Act, by holders of 2/3 of the issued and outstanding shares of NYNB Common Stock and NYNB Preferred Stock, (ii) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if NYNB’s Board of Directors, after consulting with counsel, determines in the exercise of its fiduciary duties that such recommendation should not be made or should be withdrawn, recommend to the shareholders of NYNB the approval of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with Hudson Valley with respect to each of the foregoing matters. The directors of NYNB in their capacity as shareholders agree to vote in favor of the Agreement and the Merger Agreement. NYNB will use its best efforts to arrange meetings (whether in person or by telephone conference) between representatives of Hudson Valley and holders of the NYNB Preferred Stock prior to the Shareholders Meeting.

                 5.8.         Further Assurances.   Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and the Merger Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the Merger Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

                 5.9.         Public Announcements.   The parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used its best efforts to discuss with the other party in advance.

                 5.10.         Failure to Fulfill Conditions.   In the event that Hudson Valley or NYNB determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to June 30, 2005 (the “Cutoff Date”) and that it will not waive that condition, it will promptly notify the other party. NYNB and Hudson Valley will promptly inform the other of any facts applicable to NYNB or Hudson Valley, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Consolidation by any Governmental Entity or which would otherwise prevent or materially delay completion of the Consolidation.

                 5.11.         Disclosure Supplements.   From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. If the disclosure contained in any such supplement (i) relates to events occurring before execution of this Agreement or (ii) alone or together with other supplements or amendments materially adversely affects the representation to which the amendment or supplement relates, the party receiving the amendment or supplement may determine not to accept it as a modification of the relevant representation. Notice of such determination, if made, shall be given by the receiving party to the other party not later than 15 days after it received the disclosure in question. If such notice is not timely given, or if the disclosure in question did not contain any matter of the nature specified in clause (i) or (ii) of the second preceding sentence, the relevant representation shall be deemed modified by the disclosure in the amendment or supplement with the same effect as though that disclosure had been included in the relevant Disclosure Schedule as furnished prior to execution of this Agreement.

                 5.12.         Transaction Expenses of NYNB.

                 (a)         For planning purposes, NYNB shall, within 30 days from the date hereof, provide Hudson Valley with its estimated budget of transaction-related expenses reasonably anticipated to be payable by NYNB in connection with this transaction based on facts and circumstances currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. NYNB shall promptly notify Hudson Valley if or when it determines that it will expect to exceed its budget. Prior to signing this Agreement, NYNB has disclosed to Hudson Valley the method by which the fees of its investment bankers and counsel in connection with this transaction are to be determined, and has disclosed to Hudson Valley the fees of its counsel in connection with this transaction through a recent date.

                 (b)         Promptly, but in any event within 30 days, after the execution of this Agreement, NYNB shall ask all of its attorneys, consultants and other professionals to render current and correct invoices for all unbilled time and disbursements. NYNB shall accrue and/or pay all of such amounts as soon as possible.

                 (c)        NYNB shall cause its professionals to render monthly invoices within 30 days after the end of each month. NYNB shall notify Hudson Valley monthly of all out-of-pocket expenses which NYNB has incurred in connection with this transaction.

                 5.13.         Closing.  The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur on or before April 30, 2005.

                 5.14.         Indemnification.  After the Effective Time, to the extent permitted by applicable law and required by the NYNB Charter Documents, Hudson Valley agrees that it will, or will cause the Consolidation Sub to, provide to the directors and officers of NYNB indemnification with respect to acts or omissions occurring prior to the Effective Time, including without limitation, the authorization of this Agreement and the transactions contemplated hereby, for a period of six years from the Effective Time, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved. To the extent permitted by applicable law (including, without limitation, SOX) and their respective Charter Documents, Hudson Valley or the Consolidation Sub (as applicable) shall advance expenses in connection with the foregoing indemnification.

                 5.15.         Employment Matters.

                 (a)        Following the consummation of the Consolidation and for 180 days thereafter, the Consolidation Sub shall, to the extent not duplicative of other severance benefits, honor NYNB’s severance policy as specified in Section 5.15(c) of the NYNB Disclosure Schedule to pay two weeks of severance for each year of service completed while employed by NYNB and/or NYNB, with no maximum benefit and a minimum of two (2) weeks per employee.

                 (b)        Before or following consummation of the Consolidation, Hudson Valley will decide whether to continue some or all of NYNB’s pension and welfare plans for the benefit of employees of NYNB, or to have such employees become covered under Hudson Valley’s benefits plan. Subject to the foregoing, following consummation of the Consolidation, Hudson Valley shall make available to all employees and officers of NYNB who remain employed by the Consolidation Sub coverage under the benefit plans generally available to Hudson Valley’s and HVB’s employees and officers (including health and hospitalization) on the terms and conditions available to Hudson Valley’s and HVB’s employees and officers with no uninsured waiting periods for enrollment in Hudson Valley or HVB medical and dental plans for NYNB employees and their dependents. NYNB employees will be given credit under Hudson Valley’s or HVB’s medical, life, vacation, sick leave, disability and other welfare plans for prior service with NYNB, and NYNB’s employees will be granted credit for prior service with NYNB, solely for purposes of eligibility and vesting (but not accrual of benefits) under Hudson Valley’s or HVB’s 401(k) plan.

                 (c)        On the 180th day following the Closing Date, Hudson Valley will pay or cause to be paid stay bonuses to each of the persons and in the respective amounts, and subject to the terms set forth on the NYNB Disclosure Schedule. Each of such persons shall execute and deliver to Hudson Valley a Stay Bonus and Employment letter reflecting the terms set forth in this Section 5.15(c) in substantially the form contained in the Hudson Valley Disclosure Schedule.

                 5.16         Consulting Arrangement.   During the period from the date hereof until the Effective Time (the “Contract Period”), NYNB agrees to utilize and Hudson Valley agrees to provide, one or more Hudson Valley employees to act as outside consultants (without cost, except as set forth below) for NYNB with respect to the matters set forth on the Hudson Valley Disclosure Schedule. Any Hudson Valley employee acting pursuant to this Section 5.16 (i) shall remain an employee of Hudson Valley and shall not be deemed an employee of NYNB and (ii) shall have full and unencumbered access to NYNB personnel and books and records. Notwithstanding anything to the contrary in this Section 5.16 or this Agreement to the contrary (subject, however, to Hudson Valley’s rights under this Agreement), the board of directors and officers of NYNB shall be fully and solely responsible for the operations and performance of NYNB during the Contract Period and shall have the final decision making authority for any and all matters concerning the operations and performance of NYNB. This consulting arrangement may be terminated without cause by Hudson Valley at any time upon ten days prior written notice. To the extent that NYNB terminates any of its outside consultants following the date of this Agreement, the amounts that would have been paid to such consultants shall be paid to Hudson Valley by NYNB on the same terms and conditions as existed prior to such termination.

                 5.17         Fiserv Agreement.   NYNB shall, on or before December 31, 2004, send a notice terminating the agreement between NYNB and Fiserv dated December 31, 2000 regarding the account processing, software, remote banking, and other services. Hudson Valley shall have been given the opportunity to review and comment on such notice prior to its being sent.

ARTICLE VI

CLOSING CONDITIONS

                 6.1.         Conditions of Each Party’s Obligations Under this Agreement.   The respective obligations of each party under this Agreement to consummate the Consolidation shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                 (a)        Approval of Shareholders.   This Agreement and the Merger Agreement and the transactions contemplated hereby and thereby shall have been approved by the requisite vote of the shareholders of NYNB in accordance with the Charter Documents of NYNB and the National Bank Act.

                 (b)         Regulatory Filings.   All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the Superintendent and any approval or waiver required by the FRB, the FDIC and the OCC) required to consummate the transactions contemplated hereby and by the Merger Agreement shall have been obtained without any term or condition which would materially impair the value of NYNB to Hudson Valley. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired. Both NYNB and the Merger Sub shall have taken all necessary action to consummate the Merger immediately after the Effective Time.

                 (c)         Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Consolidation or the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Consolidation or the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Consolidation or the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Hudson Valley or NYNB determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Consolidation or the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Consolidation and the Merger.

                  6.2.         Conditions to the Obligations of Hudson Valley Under this Agreement.   The obligations of Hudson Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                 (a)        Representations and Warranties; Performance of Obligations of NYNB. The representations and warranties of NYNB contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. NYNB shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has been the subject of a supplement or amendment to the NYNB Disclosure Schedule, that representation or warranty shall be deemed modified by the disclosure contained in such supplement or amendment only under the circumstances set forth in Section 5.11.

                 (b)         Consents.  Hudson Valley shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

                 (c)         Opinion of Counsel.   Hudson Valley shall have received an opinion of counsel to NYNB, dated the date of the Closing, in form and substance reasonably satisfactory to Hudson Valley, covering the matters set forth on Exhibit D hereto and any other matters reasonably requested by Hudson Valley.

                 (d)         Legal Fees.   NYNB shall have furnished Hudson Valley with letters from all attorneys, consultants and other professionals representing NYNB in any matters confirming that all fees have been paid in full for services rendered as of the Effective Time.

                 (e)         Expenses.   NYNB shall have provided Hudson Valley with an accounting of all expenses related to the Consolidation incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. Such expenses of NYNB shall be reasonable, taking into account normal and customary billing rates, fees and expenses for similar transactions.

                 (f)         Consent Order.   As of the Effective Time, (i) Hudson Valley shall have received assurances in a form reasonably acceptable to Hudson Valley that the OCC will not impose any continuing obligations on Hudson Valley, the Surviving Bank or HVB under the Consent Order dated February 18, 2004 (the “Consent Order”) between NYNB and the OCC following consummation of the Consolidation or the Merger, and (ii) the OCC shall not have imposed on NYNB, or advised NYNB that it intends to impose, (A) any monetary fine or penalty related to any violations of law specified in the Consent Order, or (B) any restriction on the conduct of NYNB’s, Hudson Valley’s, the Surviving Bank’s or HVB’s business related to the Consent Order.

                 (g)         Directors of NYNB.   Each member of the Board of Directors of NYNB shall have executed and delivered to Hudson Valley a Closing Certificate in the form attached hereto as Exhibit E.

                 (h)         Mariel Employment Agreement.   The employment agreement between Mariel and NYNB dated as of January 1, 2001 (the “Employment Agreement”) shall have been terminated and Mariel shall not have any consulting or employment relationship with NYNB other than such relationship which is terminable at will by NYNB without the payment of any severance. Any payment to Mariel in consideration of the termination of the Employment Agreement or in any way connected with the consummation of the transactions contemplated by this Agreement shall have been approved by the OCC.

                 (i)        Merger.   NYNB shall have taken all necessary corporate action to effectuate the Merger immediately following the Effective Time.

                 (j)         Certificates.   NYNB shall have furnished Hudson Valley with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Hudson Valley may reasonably request.

                 6.3.         Conditions to the Obligations of NYNB Under this Agreement.   The obligations of NYNB under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                 (a)         Representations and Warranties; Performance of Obligations of Hudson Valley.

The representations and warranties of Hudson Valley contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Hudson Valley shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has been the subject of a supplement or amendment to the Hudson Valley Disclosure Schedule, that representation or warranty shall be deemed modified by the disclosure contained in such supplement or amendment only under the circumstances set forth in Section 5.11.

                 (b)         Opinion of Counsel to Hudson Valley.   NYNB shall have received an opinion of counsel to Hudson Valley, dated the date of the Closing, in form and substance reasonably satisfactory to NYNB, covering the matters set forth on Exhibit F hereto and any other matter reasonably requested by NYNB.

                 (c)          Certificates.  Hudson Valley shall have furnished NYNB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as NYNB may reasonably request.

ARTICLE VII

TERMINATION

                 7.1.         Permissive Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Consolidation by the shareholders of NYNB:

                 (a)         by mutual consent of NYNB and Hudson Valley;

                 (b)         by either Hudson Valley or NYNB upon written notice to the other party (i) 60 days after the date on which any request or application for a required regulatory approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining (other than on a temporary basis) or otherwise prohibiting the Consolidation;

                 (c)         by either Hudson Valley or NYNB, if the Consolidation shall not have been consummated on or before the Cutoff Date unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                 (d)         by either Hudson Valley or NYNB if the approval of the shareholders of NYNB required for the consummation of the Consolidation shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

                 (e)        by either Hudson Valley or NYNB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 6.2(a) (in the case of a breach of representation or warranty by NYNB) or Section 6.3(a) (in the case of a breach of representation or warranty by Hudson Valley);

                 (f)        by either Hudson Valley or NYNB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party hereto (except for a breach by NYNB of the covenants set forth in Section 5.2(a), which breach is covered by another subsection of this Section 7.1), which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

                 (g)        by NYNB, if NYNB’s Board of Directors shall have approved a definitive agreement reflecting an Acquisition Transaction (the “Alternative Agreement”), but only if (1) at least 48 hours prior to entering into the Alternative Agreement, NYNB provides a copy of the Alternative Agreement to Hudson Valley, (2) the Board of Directors of NYNB, after consultation with outside legal counsel and after considering any response that Hudson Valley may have after reviewing the Alternative Agreement, determines in good faith that approving the Alternative Agreement is legally necessary for the proper discharge of its fiduciary duties under applicable law, (3) the Board of Directors of NYNB, after consultation with its financial advisor and after considering any response that Hudson Valley may have after reviewing the Alternative Agreement, determines in good faith that the transactions contemplated by the Alternative Agreement are reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the party offering to enter into the Alternative Agreement, and would, if consummated, be more favorable to the shareholders of NYNB as a group than the transaction contemplated by this Agreement and any transaction then being proposed by Hudson Valley; and (4) prior to terminating this Agreement, NYNB (A) delivers to Hudson Valley a written acknowledgment, in form and substance reasonably satisfactory to Hudson Valley, that upon consummation of the first closing contemplated by the Alternative Agreement, NYNB (and its successors) shall be obligated to pay to Hudson Valley the Termination Fee (as hereinafter defined) and the Termination Expenses (as hereinafter defined) and (B) delivers to Hudson Valley a release signed by the parties to the Alternative Agreement, which release shall be in form and substance reasonably satisfactory to Hudson Valley and shall irrevocably waive any right the releasing parties may have to challenge the payment to Hudson Valley of the Termination Fee and the payment to Hudson Valley of the Termination Expenses;

                  (h)        by Hudson Valley, if (A) a Triggering Event occurs under the Hudson Valley Option Agreement or (B) NYNB takes any of the actions set forth in Section 5.2(a) without the prior written consent of Hudson Valley, and for purposes of this Section 7.1(h)(B), Hudson Valley shall be entitled to terminate this Agreement regardless of the materiality of the taking of any such action;

                 (i)        by Hudson Valley if the conditions set forth in Sections 6.1 and 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date; or

                 (j)        by NYNB if the conditions set forth in Sections 6.1 and 6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date.

                 7.2         Effect of Termination.   In the event of termination of this Agreement by either Hudson Valley or NYNB as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 7.1 and 7.3, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

ARTICLE VIII

MISCELLANEOUS

                 8.1.         Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses.

                 8.2.         Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

(a)	If to Hudson Valley, to: Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, New York 10707 Attn.: James J. Landy President and Chief Executive Officer Facsimile No. (914)961-7378

Copies to: Pitney Hardin LLP Attn.: Ronald H. Janis, Esq. Delivery: 200 Campus Drive Florham Park, New Jersey 07932 Mail: P.O. Box 1945 Morristown, New Jersey 07962-1945 Facsimile No. (973) 966-1550

and Griffin, Coogan &Venerusso, P.C. 51 Pondfield Road Bronxville, New York 10708 Attn: James Blose, Esq. Facsimile No. (914) 961-1476

(b)	If to NYNB, to: New York National BAnk 369 East 149th Street Bronx, New York 10455 Attn.: Serafin Mariel, President and Chief Executive Officer Facsimile No. (718) 401-1280

Copy to: Windels, Marx, Lane & Mittendorf LLP 120 Albany Street Plaza New Brunswick, NJ 08901 Attn.: Robert A. Schwartz, Esq. Facsimile No. (732) 846-8877

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or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

                 8.3.         Parties in Interest.   This Agreement shall be binding upon and shall inure to the benefit of Hudson Valley and NYNB and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the rights conferred upon indemnitees pursuant to Section 5.14 hereof.

                 8.4.         Entire Agreement.   This Agreement, the Merger Agreement, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto. If any provision of this Agreement is found invalid, it shall be considered deleted and shall not invalidate the remaining provisions.

                 8.5.         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                 8.6.         Governing Law.   This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

                 8.7.         Descriptive Headings.   The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                 8.8.         Survival.  All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements and covenants set forth in Section 5.14 which shall survive the Consolidation, shall terminate as of the Effective Time.

IN WITNESS WHEREOF, Hudson Valley and NYNB have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST: By: /s/ Stephen R. Brown —————————————— Stephen R. Brown Senior Executive Vice President Chief Operating Officer and Chief Financial Officer	HUDSON VALLEY HOLDING CORP By: /s/ William E. Griffin —————————————— William E. Griffin Chairman

ATTEST: By: /s/ Eric Pallas —————————————— Eric Pallas Senior Vice President And Chief Financial Officer	HUDSON VALLEY HOLDING CORP By: /s/ Serafin Mariel —————————————— Serafin Mariel President and Chief Executive Officer

CERTIFICATE OF THE DIRECTORS OF
NEW YORK NATIONAL BANK

                 Reference is made to the Agreement and Plan of Consolidation, dated as of December 23, 2004 (the “Agreement”), between Hudson Valley Holding Corp. and New York National Bank (“NYNB”). Capitalized terms used herein have the meanings given to them in the Agreement.

                 Each of the following persons, being all of the directors of NYNB, intends to vote or cause to be voted, at a special meeting of shareholders called to adopt the Agreement and the Merger Agreement, all shares of NYNB Common Stock which are held by such person, or over which such person exercises sole voting power, or over which such person share voting power exclusively with other individuals who are signing this certificate, in favor of adoption of the Agreement and the Merger Agreement.

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STATE OF NEW YORK	)
: ss.
COUNTY OF WESTCHESTER	)

                 On this 23rd day of December, 2004, before me, a Notary Public for this state and county, personally came William E. Griffin, as Chairman, and Stephen R. Brown, as Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of Hudson Valley Holding Corp., and each in his capacity acknowledged this instrument to be the act and deed of Hudson Valley Holding Corp. and the seal affixed to it to be its seal.

                 WITNESS my official seal and signature this day and year.

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(Seal of Notary)

STATE OF NEW YORK	)
: ss.
COUNTY OF BRONX	)

                 On this 23rd day of December, 2004, before me, a Notary Public for this state and county, personally came Serafin Mariel, as President and Chief Executive Officer and Eric Pallas, as Senior Vice President and Chief Financial Officer of New York National Bank, and each in his capacity acknowledged this instrument to be the act and deed of New York National Bank and the seal affixed to it to be its seal.

                 WITNESS my official seal and signature this day and year.

——————————————

(Seal of Notary)

EXHIBIT A

AGREEMENT TO MERGE BETWEEN
__________________________________________________________
AND
NEW YORK NATIONAL BANK
UNDER THE CHARTER OF ____________________,
UNDER THE TITLE OF__________________

                 THIS AGREEMENT made between _________________ (hereinafter referred to as “[Merger Sub]”), a commercial bank organized under the laws of the State of New Jersey, being located at 21 Scarsdale Road, County of Westchester, in the State of New York, with a capital of $_______________ divided into __________ shares of common stock and ____ shares of preferred stock, each of $___ par value, $____________ of surplus, and undivided profits of $_____________, as of _______________, 2004, and New York National Bank (hereinafter referred to as “NYNB”), a national banking association organized under the laws of the United States being located at 369 East 149th Street, County of Bronx, in the State of New York, with a capital of $____________, divided into ________ shares of common stock and _______ shares of preferred stock, each of $5.00 par value, surplus of $___________, and undivided profits of $_________, as of ___________, 2004, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the New York Banking Law, as amended, witnesseth as follows:

                 Section 1. NYNB shall be merged into [Merger Sub] under the charter of [Merger Sub].

                 Section 2. The name of the receiving bank (hereinafter referred to as the “Bank”) shall be ______________.

                 Section 3. The business of the Bank shall be that of a commercial bank. This business shall be conducted by the Bank at its main office which shall be located at 369 East 149th Street, Bronx, New York, and at its legally established branches.

                 Section 4. The amount of capital stock of the Bank shall be $______________, divided into ____________ shares of common stock and ____ shares of preferred stock, each of $____ par value, and at the time the merger shall become effective, the Bank shall have a surplus of $____________, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses between ________________, 2004, and the effective time of the merger.

                 Section 5. All assets of each of the merging banks, as they exist at the effective time of the merger, shall pass to and vest in the Bank without any conveyance or other transfer. The Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of their respective trust departments, of each of the merging banks existing as of the effective time of the merger.

                 Section 6. NYNB shall contribute to the Bank its capital set forth in the preamble, adjusted, however, for normal earnings, expenses and dividends between _________, 2004, and the effective time of the merger.

                 [Merger Sub] shall have on hand at the effective time of the merger its capital as set forth in the preamble, adjusted, however, for normal earnings, expenses and dividends between __________, 2004 and the effective date of the merger.

                 Section 7. The stockholder of [Merger Sub] shall retain its rights in the capital stock presently outstanding, which shall immediately and automatically become ____________ shares of common stock of the Bank, each with $____ par value, and (i) each share of NYNB common stock issued and outstanding prior to the effective time of the merger shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive one share of $____ par value common stock of [Merger Sub]., and (ii) each share of NYNB preferred stock issued and outstanding prior to the effective time of the merger shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive one share of $____ par value preferred stock of [Merger Sub].

                 Section 8. Neither of the banks shall declare nor pay any dividend to its respective stockholders between the date of this Agreement and the time at which the merger shall become effective, nor dispose of any of its assets in any other manner except in the ordinary course of business consistent with prudent banking practice.

                 Section 9. The present board of directors of [Merger Sub] shall serve as the board of directors of the Bank until the next annual meeting or until such time as their successors have been elected and have qualified.

                 Section 10. Effective as of the time this merger shall become effective as specified in the merger approval to be issued by the Superintendent of Banks of the State of New York (the “Superintendent”) the certificate of incorporation of the resulting bank shall read in their entirety as set forth in Schedule 1 annexed hereto.

                 Section 11. This Agreement shall be terminated automatically if the Agreement and Plan of Consolidation between NYNB and Hudson Valley Holding Corp., the parent of [Merger Sub] dated December 23, 2004 (the “Consolidation Agreement”) is terminated as provided in the Consolidation Agreement.

                 Section 12. This Agreement shall be ratified and confirmed by the affirmative vote of (i) the stockholders of NYNB owning at least two-thirds of its capital stock outstanding, with the holders of each class of capital stock voting separately, at a meeting to be held on the call of the directors in accordance with the Charter Documents of NYNB and the National Bank Act, (ii) the stockholders of [the Merger Sub] in accordance with the New York Banking Law; and the merger shall become effective at the time specified in the merger approval to be issued by the Superintendent.

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                 Section 13. Each of the representations, warranties and covenants of the parties hereto shall terminate as of the effective time of the merger, other than Section 5 hereof which shall survive the effective time of the merger.

                 Section 14. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

                 Section 15. Except as governed by federal law, the validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New York without regard to its conflicts of laws or rules.

                 WITNESS, the signatures and seals of the merging banks this _____ day of ____________, 2005, each set by its chairman, president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST: ——————————————	_______________________________________ By: ——————————————

ATTEST: ——————————————	NEW YORK NATIONAL BANK By: ——————————————

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STATE OF NEW YORK	)
: ss.
COUNTY OF _________________	)

                 On this _____ day of _____________, ____, before me, a Notary Public for this state and county, personally came ___________, as _______________________, and ___________ _________________________, as __________ of _______________, and each of his/her capacity acknowledged this instrument to the act and deed of the association and the seal affixed to it to be its seal.

                 WITNESS my official seal and signature this day and year.

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(Seal of Notary)

STATE OF NEW YORK	)
: ss.
COUNTY OF _________________	)

                 On this _____ day of ____________, ____, before me, a Notary Public for this state and county, personally came __________________, as _________________________, and ___________ _________________________, as ________ of NEW YORK NATIONAL BANK, and each of his/her capacity acknowledged this instrument to the act and deed of the corporation and the seal affixed to it to be its seal.

                 WITNESS my official seal and signature this day and year.

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(Seal of Notary)

EXHIBIT B Designation Rights and Preferences of Preferred Stock. The 200,000 shares of cumulative perpetual preferred stock shall be subject to the following rights:

(1)	The preferred stock will have a stated value and par value of five ($5.00) dollars per share and will not be convertible into shares of common stock of the Bank and will not be subject to any sinking fund or other obligation of the Bank to repurchase or retire the preferred stock. The preferred stock, in any merger, consolidation or reorganization may be redeemed for cash in the amount of $5.00 per share, plus accrued and unpaid dividends from the date NYNB becomes a state-chartered bank.

(2)	The dividend rate on the preferred stock will be six (6%) percent per annum. Holders of preferred stock will be entitled to receive, when and as declared by the Board of Directors of the Bank out of assets of the Bank legally available for payment, cash dividends at the annual rate of six (6%) percent or $0.30 per share. Each such dividend will be payable quarterly to holders of record as they appear on the stock books of the Bank on such record dates, not exceeding thirty (30) days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Bank. Dividends on the preferred stock will cumulative and the full dividend for the quarter (and any prior unpaid dividend must be paid) before any dividend may be paid on the common stock.

(3)	In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the holders of shares of preferred stock are entitled to receive out of assets of the Bank legally available for distribution to stockholders, before any distribution of assets if made to holders of common stock or of any other shares of stock of the Bank ranking as to such a distribution junior to the shares of preferred stock, liquidation distributions, in the amount of five ($5.00) dollars per share. After payment of such a liquidating distribution, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of assets by the Bank.

(4)	The preferred stock shall have no right to vote at any meeting of shareholders or any issue, except as otherwise expressly required by law and except in the event of any amendment to the certificate of incorporation which adversely affects the rights of the holders of the preferred stock.

EXHIBIT C

INVESTOR CERTIFICATE

                 THIS INVESTOR CERTIFICATE (this “Certificate”), is from _____________________________________, (the “Investor”), to HUDSON VALLEY HOLDING CORP., a New York corporation (the “Company”)

                 The Company has entered into an Agreement and Plan of Consolidation (the “Consolidation Agreement”) whereby a newly formed national bank subsidiary of the Company is consolidating (the “Consolidation”) with New York National Bank (“NYNB”), and immediately thereafter, the consolidated bank is merging (the “Merger”) with and into a newly formed New York-chartered commercial bank subsidiary of the Company, and pursuant to which the Investor is exchanging shares of his NYNB Preferred Stock for shares of preferred stock of the surviving bank of the Merger (the “Stock”).

                 The Investor understands that the Company may, pursuant to applicable law, under some circumstances have certain duties or obligations to confirm the suitability of the Investor as an equity investor in and purchaser of the Stock.

To assist the Company in satisfying such duties and obligations, and to comply with the requirement of the Consolidation Agreement, the Investor is executing and delivering this Certificate.

        Capitalized terms not defined herein shall have the meanings ascribed to them in the Consolidation Agreement.

                 The Investor represents, warrants, and covenants to the Company as follows:

                 (a)     The Investor is an “Accredited Investor” (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Act”)) qualifying for one or more categories as check below.

_____ (1) an individual whose individual net worth, or joint net worth with that individual’s spouse, exceeds $1,000,000;

_____ (2) an individual who had an individual income in excess of $200,000 in the last two calendar years or joint income with that person’s spouse in excess of $300,000 in each of those years and who reasonably expects to reach the same income level in the current calendar year.

_____ (3) a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) or a business development company as defined in Section 2(a)(48) of the 1940 Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or an employee benefit plan with the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

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_____ (4) a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

_____ (5) an organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the Stock, with total assets in excess of $5,000,000;

_____ (6) an individual who is a director of executive officer of the Company;

_____ (7) an entity in which all of the equity owners are accredited investors as set forth above; or

_____ (8) a “Qualified Institutional Buyer” within the meaning of paragraph (a)(1) of Rule 144A under the Securities Act.

                 (b)     The Investor is acquiring the Stock for investment purposes and for the Investor’s own account, not as a nominee or agent, and not with a present intention to resell the shares or distribute any part thereof.

                 (c)     The Investor:

(i) has no present intention of selling, granting any participation in, or otherwise distributing the Stock,

(ii) has reviewed certain information it considers necessary or appropriate for deciding whether to acquire the Stock, including, without limitation, the most recent call report of NYNB and the most recent Form 10-K and Form 10-Q filed by the Company with the Securities and Exchange Commission (the “SEC”),

(iii) has had an opportunity to ask questions and receive answers from the Company and NYNB regarding the terms and conditions of the Stock and the business, properties, prospects and financial condition of NYNB and the Company,

(iv) can bear the economic risk of the investment, and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of the investment in the Stock.

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                (d)                        Except for the Consolidation Agreement, no representations or warranties have been made to Investor by the Company or NYNB or any agent, employee or affiliate of the Company or NYNB and in entering into this transaction. Investor is not relying on any information, other than that contained in the SEC public filings by the Company, the call reports by NYNB and the Consolidation Agreement (including all Exhibits and Schedules) and the results of any independent investigation by Investor.

                (e)                        Until the termination of the Consolidation Agreement in accordance with the terms thereof, the Investor shall, at the Shareholders Meeting, vote, or cause to be voted, its shares of NYNB Preferred Stock in favor of both the Consolidation and the Merger.

                (f)                        The Investor will not exercise his dissenters’ rights under the National Bank Act in connection with either the Consolidation or the Merger.

[End of Text of Certificate; Signature Page to Follow]

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IN WITNESS WHEREOF, the Investor has duly authorized, executed, and delivered this Certificate, intending it to be his legal, valid, binding, and enforceable obligation, as of the Certificate Date.

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Dated: ___________________, 200__ 5

EXHIBIT D

FORM OF OPINION OF COUNSEL TO
NYNB TO BE DELIVERED TO
HUDSON VALLEY AT THE EFFECTIVE TIME

(Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement)

        (a)                NYNB is a national banking association validly existing and in good standing under the laws of the United States of America. NYNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in NYNB’s proxy statement dated ________________, 2005 seeking shareholder approval for the transactions contemplated by the Agreement.

        (b)                The authorized capital stock of NYNB consists of _______________ shares of NYNB Common Stock and ___________ of NYNB Preferred Stock. Except for any NYNB Common Stock issuable upon exercise of the Hudson Valley Option Agreement, we have not become aware (through our representation of NYNB in connection therewith or in the course of our representation of NYNB in connection with the Agreement, or through NYNB’s representations to us in the attached certificate) of any outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating NYNB to issue, deliver or sell, cause to be issued, delivered or sold, or restricting NYNB from selling any NYNB Preferred Stock or any additional NYNB Common Stock or obligating NYNB to grant, extend or enter into any such agreement or commitment.

        (d)                The Agreement and the Merger Agreement have each been authorized, executed and delivered by NYNB and constitutes the valid and binding obligations of NYNB, enforceable in accordance with its terms, except that the enforceability of the obligations of NYNB may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or laws affecting financial institutions the deposits of which are insured by the FDIC or other laws heretofore or hereafter enacted relating to or affecting the enforcement of creditors’ rights generally and by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain remedial and other provisions of the Agreement may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct, by judicial discretion, in the instance of equitable remedies, and by applicable public policies and laws.

        (e)                The execution and delivery of the Agreement and the Merger Agreement and the consummation of the transactions contemplated thereby will not (i) conflict with or violate any provision of or result in the breach of any provision of the Charter Documents of NYNB; (ii) conflict with or violate in any material respect, or result in a material breach or violation of the terms or provisions of, or constitute a default under, or result in (whether upon or after the giving of notice or lapse of time or both) any material obligation under, any indenture, mortgage, deed of trust or loan agreement or any other agreement, instrument, judgment, order, arbitration award or decree listed on the NYNB Disclosure Schedules and to which NYNB is a party or by which NYNB is bound; or (iii) cause NYNB to violate any law, rule or regulation applicable to NYNB: except with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the ability of NYNB to consummate the transactions contemplated by the Agreement and the Merger Agreement.

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        (f)                All actions of the directors and shareholders of NYNB required by the National Bank Act or by the Charter Documents of NYNB, to be taken by NYNB to authorize the execution, delivery and performance of the Agreement and consummation of the Consolidation and the Merger have been taken.

        (g)                No approvals, authorizations, consents or other actions or filings under the National Bank Act (“Approvals”) are required to be obtained by NYNB in order to permit the execution and delivery of the Agreement and the Merger Agreement by NYNB and the performance by NYNB of the transactions contemplated thereby without violation of such laws other than those Approvals which have been obtained or those Approvals or consents required to be obtained by Hudson Valley, or Approvals not required or necessary to be obtained on the date hereof in order to permit such execution, delivery and performance without violation of such laws.

        (h)                Except as set forth in the NYNB Disclosure Schedule or in NYNB’s certificate addressed to us and attached hereto, and other than ordinary routine litigation incidental to the business of NYNB, we are not aware of any material action, suit or proceeding or investigation pending or threatened in writing against or affecting the business, operations, property or financial condition of NYNB, at law or in equity, in any court or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, except those which, if decided adversely to NYNB, would not have a material adverse effect on NYNB; provided, however, we are not counsel to NYNB in any litigation and with respect to litigation we are relying upon the representation and warranty of NYNB made in Section 3.7 of the Agreement with respect to material litigation and on NYNB’s certificate addressed to us and attached hereto.

* * * * * * * *

                 In rendering their opinion, counsel to NYNB (A) may, to the extent they deem proper and so specify in their opinion, rely upon the opinion of other counsel as to matters involving the application of laws of any jurisdiction other than the United States, or may exclude from their opinion the substance included in the opinions of other counsel given directly to Hudson Valley and (B) may rely, as to matters of fact, on certificates of responsible officers of NYNB and public officials; provided copies of any such opinions or certificates are delivered to NYNB together with the opinion to be rendered hereunder by counsel to NYNB. Counsel to NYNB may assume that any agreement is the valid and binding obligation of any parties to such agreement other than NYNB. As to matters of fact, counsel to NYNB may also rely upon the representations and warranties made by NYNB to Hudson Valley in the Agreement as though such representations and warranties were made directly to counsel. Counsel to NYNB may also rely upon the genuineness of signatures and the authenticity of copies.

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EXHIBIT E

                 Each director of NYNB shall execute a Closing Certificate in favor of Hudson Valley which shall provide as follows:

        1.                As of the date hereof, I have not asserted any claim for indemnification under NYNB’s Charter Documents, other than in connection with the matters raised in those certain letters dated November 3, 2004 from the OCC (“OCC Claims”).

        2.                As of the date hereof, other than potential claims related to the Consent Order and the OCC Claims, I am not aware of any facts which would give rise to a claim by me for indemnification under NYNB’s Charter Documents. I have no present intention to assert a claim for indemnification related to the Consent Order, and do not anticipate asserting a claim unless circumstances change.

        3.                As of the date hereof, there are no pending or threatened third-party claims against me of which I am aware which would give rise to a claim of indemnification under NYNB’s Charter Documents, other than pursuant to the OCC Claims.

EXHIBIT F

FORM OF OPINION OF COUNSEL TO
HUDSON VALLEY TO BE DELIVERED TO
NYNB AT THE EFFECTIVE TIME

(Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement)

        (a)                Hudson Valley is a corporation validly existing and in good standing under the laws of the State of New York. Hudson Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business. Hudson Valley is registered as a bank holding company under the BHCA.

        (b)                Each Subsidiary of Hudson Valley listed as such in the Hudson Valley Disclosure Schedule is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Consolidation Sub is a New York chartered commercial bank.

        (c)                The Agreement has been authorized, executed and delivered by Hudson Valley and constitutes the valid and binding obligations of Hudson Valley, enforceable in accordance with its terms, except that the enforceability of the obligations of Hudson Valley may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or laws affecting institutions the deposits of which are insured by the FDIC or other laws heretofore or hereafter enacted relating to or affecting the enforcement of creditors’ rights generally and by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain remedial and other provisions of the Agreement may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct, by judicial discretion, in the instance of equitable remedies, and by applicable public policies and laws.

        (d)                Assuming that there has been due authorization of the Consolidation by all necessary corporate and governmental proceedings on the part of NYNB and that NYNB has taken all action required to be taken by it prior to the Effective Time, upon the appropriate filings with the Superintendent in accordance with the Agreement, the Consolidation will become effective at the time specified in such filings, and upon effectiveness of the Consolidation each share of NYNB Common Stock and NYNB Preferred Stock will be converted as provided in Article II of the Agreement.

        (e)                No approvals, authorizations, consents or other actions or filings under the New York Banking Law and the National Bank Act (“Approvals”) are required to be obtained by Hudson Valley in order to permit the execution and delivery of the Agreement by Hudson Valley and the performance by Hudson Valley of the transactions contemplated thereby without violation of such laws other than those Approvals which have been obtained or those Approvals or consents required to be obtained by NYNB, and Approvals not required or necessary to be obtained on the date hereof in order to permit such execution, delivery and performance without violation of such laws.

* * * * * * * *

                 In rendering their opinion, counsel to Hudson Valley (A) may, to the extent they deem proper and so specify in their opinion, rely upon the opinion of other counsel as to matters involving the application of laws of any jurisdiction other than the United States or the State of New York, or may exclude from their opinion the substance included in the opinions of other counsel given directly to NYNB and (B) may rely, as to matters of fact, on certificates of responsible officers of Hudson Valley, the Consolidation Sub, or other Subsidiaries of Hudson Valley and public officials; provided copies of any such opinions or certificates are delivered to NYNB together with the opinion to be rendered hereunder by counsel to Hudson Valley. Counsel to Hudson Valley may assume that any agreement is the valid and binding obligation of any parties to such agreement other than Hudson Valley. As to matters of fact, counsel to Hudson Valley may also rely upon the representations and warranties made by Hudson Valley to NYNB in the Agreement as though such representations and warranties were made directly to counsel. Counsel to Hudson Valley may also rely upon the genuineness of signatures and the authenticity of copies.

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